As filed with the Securities and Exchange Commission on November 24, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT NO. 333-171333

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT NO. 333-195088

UNDER THE SECURITIES ACT OF 1933

QR Energy, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	90-0613069
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

515 South Flower Street, Suite 4800 Los Angeles, CA 90071 (213) 225-5900	90071
(Address of Principal Executive Offices)	(Zip Code)

Gregory C. Brown

515 South Flower Street, Suite 4800

Los Angeles, CA 90071

(Name and Address of Agent For Service)

(213) 225-5900

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by QR Energy, LP, a Delaware limited partnership (“QR Energy”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-171333, filed on December 22, 2010, registering 1,800,000 common units representing limited partner interests (the “Common Units”), of QR Energy under the QRE GP, LLC Long-Term Incentive Plan (the “QRE LTIP”).

•	Registration Statement No. 333-195088, filed on April 4, 2014, registering 3,000,000 additional Common Units of QR Energy under the QRE LTIP.

On November 18, 2014, the unitholders of QR Energy approved the Agreement and Plan of Merger, dated as of July 23, 2014 (the “Merger Agreement”), by and among (i) QR Energy, (ii) QRE GP, LLC, a Delaware limited liability company, (iii) Boom Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), (iv) Breitburn Energy Partners LP, a Delaware limited partnership (“Breitburn”) and (v) Breitburn GP LLC, a Delaware limited liability company. Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into QR Energy, with QR Energy continuing as the surviving entity and as a direct wholly owned subsidiary of Breitburn (the “Merger”). Each outstanding common unit representing a limited partner interest in QR Energy and Class B Unit representing a limited partner interest in QR Energy was converted into the right to receive 0.9856 newly issued Breitburn common units representing limited partner interests in Breitburn.

As a result of the completion of the transactions contemplated by the Merger Agreement, QR Energy has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by QR Energy in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, QR Energy hereby removes from registration all of such securities of QR Energy registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California on November 24, 2014.

QR ENERGY, LP

By:	QRE GP, LLC, its general partner

By:	/s/ Halbert S. Washburn
Name:	Halbert S. Washburn
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed below by the following persons in the capacities as indicated on November 24, 2014.

Signature	Title

/s/ Halbert S. Washburn	Chief Executive Officer
Halbert S. Washburn	(Principal Executive Officer)

/s/ James G. Jackson	Chief Financial Officer
James G. Jackson	(Principal Financial and Accounting Officer)